Exhibit 10.7

EXECUTIVE RETIREMENT AND TRANSITION AGREEMENT

This Executive Retirement and Transition Agreement (this “Agreement”), together with the Release of Claims (“Release”) attached as Exhibit A to this Agreement, are made by and between Erica J. Rogers, a California resident, on behalf of herself, her agents, heirs, executors and administrators (the “Executive”), and Silk Road Medical, Inc., a Delaware corporation (the “Company”) (“Executive” and “Company” collectively,  the “Parties”).

After serving as President and Chief Executive Officer and a member of the Board of Directors (the “Board”) of the Company for over 11 years, Executive wishes to retire as an officer, director and employee of the Company effective November 2, 2023.

In recognition of the value of the Executive’s continued services to the Company, the Board has requested, and the Executive has agreed, to serve as a senior advisor to the Board for a period of one year to provide advisory consulting services and assist in the leadership transition and the Company’s continued growth, subject to the terms and provisions of this Agreement and pursuant to the terms of a consulting agreement, attached as Exhibit B to this Agreement (the “Consulting Agreement”).

Recognizing the Executive’s dedicated service to the Company and that a resignation from employment generally implicates potential transition and legal issues, the Company is willing to provide the Executive with certain benefits as provided in this Agreement in exchange for a full and final release of claims by the Executive and the Executive’s willingness to remain as an independent consultant of the Company for a one-year period pursuant to the terms set forth in this Agreement and the Consulting Agreement. While the Executive does not believe she has any claims against the Company,  the Executive, nevertheless, agrees to resolve any actual and potential claims arising out of her employment with and retirement from the Company by entering into this Agreement.

In consideration of this entire Agreement and Release, the legal sufficiency of which the Parties acknowledge, the Parties agree as follows:

1.

Retirement as Officer, Director and Employee.  The Executive agrees to and hereby retires and resigns as President and Chief Executive Officer and as an officer, director and employee of Company and all subsidiaries and affiliates of the Company effective November 2, 2023 (the “Retirement Date”).  In furtherance of the foregoing, upon the request of the Company,  the Executive agrees to execute and deliver to the Company any resignations or corporate, governmental or other documents reasonably necessary to effect the Executive’s retirement and resignation hereby as an officer and/or director of the Company and any and all subsidiaries and affiliates of the Company.  For clarity and the avoidance of doubt, the Executive and the Company understand, acknowledge and agree that the Executive’s retirement and resignation hereunder is voluntary and that no “Qualifying Termination,” as defined under and within the meaning of that certain Amended and Restated Change in Control and Severance Agreement effective as of June 22, 2022 between the Company and the Executive (the “CIC and Severance

Agreement”), has occurred; and therefore, no severance or other benefits are due and payable thereunder.
2.

Consideration.  The Company shall, after receipt of a fully executed Agreement and Release as attached as Exhibit A to this Agreement, after the expiration of all rescission periods as set forth in the attached Release and provided the Executive does not rescind or revoke the Release and otherwise complies with the obligations in this Agreement and Release, provide the Executive with the following “Consideration”:

A.	Consulting Agreement. The Company will provide the Executive with the consulting fees, subject to the terms and conditions of the Consulting Agreement.
B.

COBRA Premiums.  Subject to the terms of this Section 2.B., the Company will pay the premiums for coverage under COBRA (as defined below) for the Executive and the Executive’s eligible dependents, if any, at the rates then in effect, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees (the “COBRA Coverage”), until the earliest of (A) a period of 18 months from the Retirement Date, (B) the date upon which the Executive (and the Executive’s eligible dependents, as applicable) becomes covered under similar plan, or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA.  Notwithstanding the foregoing, the Executive’s receipt of COBRA Coverage is subject to the Executive electing COBRA continuation coverage within the time period prescribed pursuant to COBRA for the Executive and the Executive’s eligible dependents, if any.  If the Company determines in its sole discretion that it cannot provide the COBRA Coverage without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of any COBRA Coverage, the Company will provide to the Executive a taxable monthly payment payable on the last day of a given month (except as provided by the immediately following sentence), in an amount equal to the monthly COBRA premium plus an amount to pay for expected state and federal taxes (herein “Gross-up”) that the Executive would be required to pay to continue her group health coverage in effect on the Retirement Date (which amount will be based on the premium rates applicable for the first month of COBRA Coverage for the Executive and any of eligible dependents of the Executive) (each, a “COBRA Replacement Payment”), which COBRA Replacement Payments will be made regardless of whether the Executive elects COBRA continuation coverage and will end on the earlier of (x) the date upon which the Executive obtains other employment or (y) the date the Company has paid an amount totaling the number of COBRA Replacement Payments equal to the number of months in the applicable COBRA Coverage period.  For the avoidance of doubt, the COBRA Replacement Payments including Gross-up may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to any applicable withholdings.  Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Executive will not receive the COBRA Replacement Payments or any further COBRA Coverage.

C.

2023 Annual Bonus.  The Company will distribute to the Executive the bonus for 2023 (“2023 Bonus”), assuming full year employment for the Executive and not pro-rated as of the Resignation Date, at the same time that the Company distributes bonuses to other employees,  but not later than March 15, 2024.  The Company will calculate the amount of the 2023 Bonus, if any, based upon the Company’s application of the applicable bonus plan criteria for the relevant period. The Executive will have access to any documents reasonably necessary to calculate 2023 Bonus.

D.

Treatment of Outstanding Equity Awards.  The Company previously granted the Executive certain equity awards (collectively, the “Equity Awards”) covering shares of the Company’s common stock under the Silk Road Medical, Inc. 2019 Equity Incentive Plan and the Silk Road Medical, Inc. 2007 Stock Plan, as amended (collectively, the “Plans”) and the terms and conditions of the applicable award agreement governing such Equity Awards (each an “Award Agreement” and collectively the “Award Agreements”), each of which outstanding Equity Awards is described on Exhibit C attached to this Agreement.  With respect to the treatment of the Equity Awards, notwithstanding the terms of the Plans and Award Agreements, the Company and the Executive agree as follows:

(i)

With respect the stock options held by the Executive and described on Exhibit C attached to this Agreement (collectively, the “Options”), the Options that are unvested as of the Retirement Date will continue to vest during the term of the Consulting Agreement pursuant to the terms of the Award Agreements, and upon termination of the Consulting Agreement, the Options that are unvested and unexercisable as of such termination date will terminate immediately and be of no force and effect, and the Options that are vested and exercisable as of such termination date will remain vested and exercisable for a period of up to two (2) years thereafter or three (3) years from the Retirement Date, whichever is longer; provided, however, that in no event will any Option be exercisable after the expiration date of such Option.

(ii)

With respect the timed-based restricted stock unit held by the Executive and described on Exhibit C attached to this Agreement (collectively, the “RSUs”) the RSUs that would have vested pursuant to the terms of the Award Agreements during the one-year term of the Consulting Agreement, as described on Exhibit C, will be immediately vested as of the Retirement Date and settled pursuant to the terms thereof.

(iii)

With respect to the performance stock units held by the Executive and described on Exhibit C attached to this Agreement (collectively, the “PSUs”), all of the PSUs will terminate immediately as of the Retirement Date and be of no force and effect.

The Parties agree that the foregoing Consideration is over and above anything owed to the Executive by law, contract, or under the policies of the Company, and will be provided to the Executive in exchange for, and specifically contingent upon, the Executive entering into this Agreement and the Release.

The Parties understand, acknowledge and agree that regardless of whether the Executive signs this Agreement, the Executive will be entitled to receive all accrued but unpaid vacation of 276 hours, expense reimbursements, wages, and other benefits due to the Executive for work performed through the Retirement Date.

3.

Release.  As a partial condition of receiving the Consideration described above, the Executive will execute the Release attached as Exhibit A to this Agreement, and will not rescind or revoke the Release.

4.

Time to Consider.  The Executive acknowledges that the Executive has at least 21 days beginning the day after her receipt of this Agreement and attached Release to consider the terms of this Agreement and Release. If the Executive has not executed this Agreement and Release on or before the 21st day after the Executive’s receipt of this Agreement and Release, the Company may withdraw the offer of Consideration set forth in Section 2, and if withdrawn, the Executive would not receive the Consideration offered under this Agreement.

5.

Benefits.  The Executive’s eligibility to participate in, and participation in any Company-sponsored benefit plans, will terminate on the Retirement Date, unless otherwise provided by the relevant plan documents or law.

6.

Executive Compensation, Fringe Benefit, and/or Bonus Plans.  The Executive’s coverage under the CIC and Severance Agreement and any Company-sponsored bonus, benefit, commission, or other compensation plan will end as of the Retirement Date, unless otherwise provided for by the terms of this Agreement, the plan or applicable law.  By entering into this Agreement, the Executive acknowledges that the Executive’s retirement is voluntary and the Executive is not entitled to any severance or other benefits under the CIC and Severance Agreement or any other Company or Released Party (as defined in the Release) severance plan in connection with the Executive’s retirement as an officer, director and employee of the Company.

7.

Payment of Salary and Receipt of All Benefits.  The Executive acknowledges and represents that, other than the Consideration set forth in this Agreement and in the Consulting Agreement, Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to the Executive.

8.

Mutual Non-Disparagement.    Unless otherwise required by law, including but not limited to the National Labor Relations Act, with the sole exception of activity that is protected by federal, state or local discrimination or employment laws and activity that is required by law, the Executive will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is defamatory, disparaging, critical, derogatory or negative oral or written comments regarding the Company, or its products or services.    The Company agrees that neither the Company nor any of its subsidiaries or affiliates (specifically by and/or through senior-level management personnel and Board members) will make any defamatory, disparaging, critical, derogatory or negative oral or written comments regarding the Executive or her business acumen.
9.

Return of Company Property.    As a condition of the Consideration described in Section 2 of this Agreement, the Executive certifies, by entering into this Agreement, that Executive has returned, or will, by the Retirement Date, return to the Company all Company property in the Executive’s possession or control, including electronically stored information, documents, correspondence, reports, manuals, records, samples, drawings, orders, files, notes, computers, laptop computers, cell phones, other devices, access cards, fobs, keys, and any other information or materials related to the Company’s business that the Executive has compiled, generated or received while working for the Company, including all copies, in whatever format and wherever stored (“Company Property”).  The Executive further warrants and certifies that the Executive has not, unless authorized by and solely on behalf of the Company, duplicated, distributed, disclosed or retained, by any means, electronic or otherwise, any Company Property. Notwithstanding the foregoing, the Executive may retain her current Company laptop (MacBook Air serial # PKP69XPV6K) and the information in her personal files thereon, following inspection of the laptop by the Company’s information technology group and deletion of any Company information contained thereon.

10.

Not a Designated Spokesperson.  Effective as of the Retirement Date, the Executive will not be a designated spokesperson of the Company. Accordingly, the Executive will not be authorized to: (1) speak on behalf of the Company or any of its subsidiaries or affiliates with analysts, market professionals, investors, members of the media, customers, sales agents, distributors, employees or otherwise; (2) issue statements on behalf of the Company or any of its subsidiaries or affiliates; or (3) communicate information about the Company to any such persons, unless specifically asked to do so in writing by the current President and Chief Executive Officer or Chief Financial Officer of the Company.  The Executive will refer all inquiries from such persons or any request for an interview to either the current President and Chief Executive Officer or Chief Financial Officer of the Company.

11.

Post-Employment Obligations under Prior Agreements and Company Policies and Procedures.  The Executive acknowledges that, separate from this Agreement, the Executive remains bound by and must comply with the post-employment obligations set forth in that certain Confidentiality, Non-Interference, and Invention Assignment Agreement dated October 23, 2012, between Company and the Executive (the “Employment Agreement”), a copy of which is attached as Exhibit D-1 to this Agreement, and the CIC and Severance Agreement, a copy of which is attached to this Agreement as Exhibit D-2 (collectively, the “Prior Employment Agreements”).  These obligations are in addition to the Executive’s confidentiality and other obligations under policies and procedures of the Company and its subsidiaries and affiliates applicable to the Executive and which by their terms extend beyond the Retirement Date, including without limitation, the Company’s Code of Business Conduct and Ethics, Insider Trading Policy and Clawback Policy, which Clawback Policy will be adopted by the Company no later than December 1, 2023 effective as of October 2, 2023 and will apply to the Executive as a former executive officer of the Company.   The Executive understands, acknowledges and agrees that the Executive remains subject to such post-termination obligations in the Prior Employment Agreements, the Company’s policies and procedures and the Consulting

Agreement.  The Parties understand, acknowledge and agree that the Company’s insider trading policy shall only be applicable to the Executive  during the time the Executive provides services under the Consulting Agreement.

12.

Duty to Notify.    The Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order or written request from an administrative agency or the legislature, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order or written request from an administrative agency or the legislature.  If a Party is approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against the other     Party, the Party approached by such person shall state to such person no more than that the Party cannot provide counsel or assistance to such person.

13.

Agreement to Cooperate in Investigations and Litigation.  The Executive agrees that the Executive will, at any future time, be available upon reasonable notice from the Company, with or without a subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities, with respect to matters and/or disputes concerning which the Executive has or may have knowledge as a result of or in connection with the Executive’s employment by the Company.  In performing the Executive’s obligations under this Section 13 to testify or otherwise provide information, the Executive will honestly, truthfully, forthrightly, and completely provide the information requested.  The Executive will comply with this Agreement upon notice from the Company that the Company or its attorneys believe that the Executive’s compliance will assist in the resolution of an investigation or the prosecution or defense of claims  Prior to the one-year anniversary of the Retirement Date, the Executive will not be paid any additional compensation in consideration for the Executive’s obligations under this Section 13 recognizing that the Executive will be paid consulting fees during such time under the Consulting Agreement. From and after the one-year anniversary of the Retirement Date, the Company agrees to pay the Executive not less than $500 per hour or $4,000 per day if at least four hours of time are required for time spent by the Executive in performing the Executive’s obligations under this Section 13 and to reimburse the Executive for all reasonable, out-of-pocket travel and other pre-approved expenses (including attorneys’ fees) incurred by the Executive in connection with the Executive performing her obligations under this Section 13.  Such payments shall in no way be contingent upon the information provided, statements or testimony Executive may offer, any opinions that Executive may have or reach, or the outcome of any disputes involving the Company and third parties. Notwithstanding any of the foregoing, any such request of the Executive to perform the Executive’s obligations under this Section 13 will be reasonable and recognize that the Executive is not a full-time or other employee with the Company and that the Executive may be employed elsewhere or have other time commitments that may limit her ability to perform her obligations under this Section 13.

14.

Tax Consequences.   The Company makes no representations or warranties with respect to the tax consequences of the Consideration provided to the Executive under the terms of this Agreement. The Executive agrees and understands that the Executive is responsible for payment, if any, of local, state, and/or federal taxes on the Consideration provided hereunder by the Company and any penalties or assessments thereon.  The Executive further agrees to indemnify and hold the Released Parties, as defined in the Release, harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) the Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of the Executive failure to lawfully pay any taxes due, including attorneys’ fees and costs.  The Parties agree and acknowledge that the payments made pursuant to Section 2 of this Agreement are not related to sexual harassment or sexual abuse and not intended to fall within the scope of 26 U.S.C. Section 162(q).

15.

Section 409A.  It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A.  Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A.  In no event will the Releasees reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

16.

Clawback Policy.  The Parties hereby understand, acknowledge and agree that a  Clawback Policy will be adopted by the Company no later than December 1, 2023 but effective as of October 2, 2023 (the “Clawback Policy”) and will apply to the Executive as a former executive officer of the Company. By execution of this Agreement, the Executive acknowledges that she has received a draft of the Clawback Policy and agrees to abide by the terms of the Clawback Policy, including, without limitation, by returning any Incentive Compensation, including any Erroneously Awarded Compensation (in each case, as defined in the Clawback Policy), to the Company, to the extent required by, and in a manner permitted by, the Clawback Policy.  In the event any clawback is required of the Executive,  the Executive will be given full and complete access to all relevant documents and may assert any lawful defense to any such clawback claim with no obligation to return any funds until there is a final resolution of Executive’s claims, assuming such process is consistent with applicable law, including the relevant Nasdaq rule.

17.

Indemnification.  The Parties hereby understand, acknowledge and agree that the provisions of: (i) Article VIII of the Company’s Amended and Restated Certificate of Incorporation, as amended; (ii) Article VIII of the Company’s Amended and Restated Bylaws; and (iii) the Indemnification Agreement dated as of April 8, 2019 between Company and the Executive (collectively, the “Indemnification Obligations”) are incorporated herein and made a part hereof as if set out verbatim and remain in full force and effect in accordance with their respective terms.

18.

Legal Counsel and Fees.   The Parties agree to bear their own respective costs and attorneys’ fees, if any.  The Executive acknowledges that the Company, by this Agreement, has advised her to consult with an attorney of her choice prior to executing this Agreement and the Release.  The Executive’s decision whether to sign this Agreement and the Release is the Executive’s own voluntary decision made with full knowledge that the Company has advised the Executive to consult with an attorney. The Company will not advance or reimburse any attorneys’ fees, costs or expenses incurred by the Executive in connection with any such review.

19.

Non-Admissions.  The Parties expressly deny any and all liability or wrongdoing and agree that nothing in this Agreement shall be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense as to either the Company or the Executive.

20.

Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

21.

No Assignment.  The Executive warrants and represents that the Executive has not heretofore assigned or transferred in any manner, or purported to assign or transfer in any manner, to any person or entity, any claim or portion thereof or interest therein that is the subject of this Agreement.

22.

Full and Complete Defense.  It is specifically agreed that in the event of any legal proceeding against the Company concerning any claim released by this Agreement and Release, this Agreement and Release shall serve as a full and complete defense to any such proceeding and claim(s).

23.

Successors and Assigns.  The Executive agrees that the Executive’s promises in this Agreement and Release benefit the Company and also any successor or assignee of the Company.  The Parties agree that their promises in this Agreement and Release shall be binding on any successor or assignee of the Company.

24.

Entire Agreement.    Subject to the Executive’s agreement, as set forth above, to abide by other agreements with the Company, all Company policies and procedures of the Company or any of its subsidiaries or affiliates applicable to the Executive and which by their terms extend beyond the Resignation Date and the Consulting Agreement, this, together with the Prior Employment Agreements attached as Exhibit D-1 and Exhibit D-2 and the Release attached as Exhibit A,  the Consulting Agreement and the Indemnification Obligations, is the entire agreement between the Executive and the Company relating to the Executive’s employment with the Company and the Executive’s retirement from employment, and the Executive’s right to any payments or benefits.  Except as expressly provided otherwise in this Agreement, this Agreement supersedes all prior oral and written agreements and communications between the Parties.  In the event of any inconsistency between any provision of this Agreement and any other provisions of any other agreement between the Company and the Executive, including without limitation the Prior Employment Agreements, the Plans and the Award Agreements, the provisions of this Agreement shall control.  Notwithstanding the foregoing, nothing herein will supersede or limit any applicable clawback requirements with respect to compensation subject to recovery under any law, government regulation or stock exchange listing requirement (including pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule

5608 (Recovery of Erroneously Awarded Compensation) of The Nasdaq Stock Market LLC); any such compensation will be subject to deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or the Clawback Policy to be adopted by the Company as required by applicable stock exchange requirements),except as provided herein.

25.	Modification. This Agreement will not be modified, amended or terminated, except by a written agreement manually signed by both Parties.
26.

Governing Law; Mandatory Jurisdiction.  This Agreement shall be governed by the laws of the State of California, and, accordingly, the Executive consents to personal and exclusive jurisdiction and venue the state and federal courts located in or for Santa Clara, County in the State of California.

27.

Counterparts.  This Agreement and Release may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  The counterparts of this Agreement may be executed and delivered by facsimile, photo, email, PDF, or other electronic transmission or signature.

28.

Voluntary Execution of Agreement.    The Executive understands and agrees that the Executive executed this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of the Executive’s claims against the Company and any of the Released Parties as set forth in the Release.   The Executive acknowledges that:

A.	The Executive has read this Agreement and exhibits;
B.	The Executive has been advised that he has the right and opportunity to be represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice;
C.	The Executive understands the terms and consequences of this Agreement and acknowledges that they have been written in a way the Executive understands;
D.	The Executive is fully aware of the legal and binding effect of this Agreement; and
E.	The Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

By signing below, the Parties acknowledge that they have read, understand, and agree to be bound by the terms of this Agreement.

[Remainder of page intentionally left blank; signature page follows]

By signing below, the Parties acknowledge that they have read, understand, and agree to be bound by the terms of this Agreement and related Release.

EXECUTIVE
/s/ Erica J. Rogers_____________
Erica J. Rogers
Dated: 11/1/2023 ________

EMPLOYER
By: __/s/ Kevin M. Klemz________ Kevin M. Klemz Executive Vice President, Chief Legal Officer and Secretary Silk Road Medical, Inc.

Dated: 11/2/2023 _________

EXHIBIT A

RELEASE

1.

Definitions.  I, Erica J. Rogers, intend all words used in this Release to have their plain meanings in ordinary English.  Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

A.	“Executive,” “I,” “me,” and “my” include both me, Erica J. Rogers, and anyone who has or obtains any legal rights or claims through me.
B.	“Company,” as used in this Release, shall at all times mean Silk Road Medical, Inc.
C.

“Released Party” or “Released Parties” include the Company, Silk Road Medical, Inc., and any parent, affiliates, related or predecessor corporations, subsidiaries, successors and assigns, present or former officers, directors, shareholders, agents, employees, representatives and attorneys, whether in their individual or official capacities, delegates, benefit plans and plan administrators, and insurers.

D.

“My Claims” means any and all of the actual or potential claims of any kind whatsoever I have now against the Company or any Released Party, regardless of whether I now know about those claims, that are in any way related to or arose in the course of my employment with or separation from the Company, for invasion of privacy; breach of written or oral, express or implied contract; fraud or misrepresentation; Fair Labor Standards Act (“FLSA”), 29 U.S.C. § 201, et seq. to the extent allowed by law, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, as amended (“ADEA”), the Older Workers Benefit Protection Act of 1990, 29 U.S.C. § 626(f) (“OWBPA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq. (“Title VII”), the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq. (“ADA”), and as amended (“ADAAA”), the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq. (“FMLA”), the Executive Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq. (“ERISA”), Equal Pay Act, 29 U.S.C. § 206(d) (“EPA”), the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq. (“WARN”), False Claims Act, 31 U.S.C. § 3729, et seq. to the extent allowed by law, Anti-Kickback Statute, 42 U.S.C. § 1320a, et seq., the Families First Coronavirus Response Act (“FFCRA”), 43 P.S. § 955, Minnesota Human Rights Act, Minn. Stat. § 363A.01, et seq. (“MHRA”), Minn.  Stat.  Chapter 177 to the extent allowed by law; Minn. Stat. Chapter 181, the Minnesota Whistleblower Act, Minn. Stat. § 181.931, et seq., claims under Minn. Stat. § 176.82, the California Constitution; the California Family Rights Act; the California Labor Code, to the extent permitted by law (including but not limited to Sections 132a and 4553); the California Fair Employment & Housing Act; the California Government Code; the California Civil Code; the California Penal Code, and all other Minnesota, California, or other federal, state, local or foreign statute, law, rule, regulation, ordinance or order, all as amended. This includes, but is not limited to, claims for violation of any civil rights laws based on protected class status; claims for discrimination, harassment, assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, negligent hiring, retention or supervision, retaliation, constructive discharge, violation of whistleblower protection laws, false claim laws, improper payments, unjust enrichment, violation of public policy, all other claims for unlawful employment practices, and all other claims of any kind, including by not limited to those under common law, statute, regulation, or ordinance. The Executive acknowledges that this Release covers both claims that the Executive knows about and claims the Executive may not know about. The Executive expressly waives all rights afforded by laws regarding a waiver of unknown claims, including under California Civil Code § 1542, and does so understanding and acknowledging the significance of such a waiver.  Said Section reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

2.

Agreement to Release All Claims.  I agree to give up all My Claims, waive any rights thereunder, and withdraw any and all of My Claims against the Company.  If and to the extent any release or waiver created by this Release and related Agreement is found to be illegal or improper as to any protected claim under applicable law, then that release or waiver will be deemed void as to the protected claim at issue from inception; however, the voiding of that release or waiver will have no effect on the remainder of this Agreement; and all remaining releases and waivers in this Release and related Agreement will continue in effect to the maximum extent allowed by law.  In exchange for my agreement to release My Claims, I am receiving satisfactory Consideration from the Company to which I am not otherwise entitled by law, contract, or under any Company policy.  The Consideration I am receiving is a full and fair payment for the release of all My Claims.

3.

Exclusions from Release.  My Claims do not include my rights, if any, to claim the following: unemployment insurance benefits; indemnification from the Company or any other party; claims for my vested post-termination benefits under any 401(k) or similar retirement benefit plan; my rights to enforce the terms of this Release; claims that cannot be waived in accordance with applicable state law; or my rights to assert claims that are based on events occurring after this Release becomes effective.  Notwithstanding the generality of the foregoing, I am not releasing and “My Claims” shall not include any rights or Claims I have (1) under that certain Retirement and Transition Agreement dated as of November 2, 2023 between Company and me (the “Retirement and Transition Agreement”) or that certain Consulting Agreement dated as of November 2, 2023 between

Company and me (the “Consulting Agreement”); (2) pursuant to the Equity  Awards granted to me by Company and described in Exhibit C attached to the Agreement and as modified by the terms of the Agreement; and (3) to be indemnified and advanced expenses in accordance with applicable law, that certain Indemnification Agreement dated as of April 8, 2019 between the Company and me or the Company’s corporate documents or be covered under any applicable directors’ and officers’ liability insurance policies. Further, nothing in this Release interferes with my right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.  If I do so, I agree that the Company reserves any and all defenses, which it has or might have against any claims brought by me.  This includes, but is not limited to, the Company’s right to seek available costs and attorneys’ fees, and to have any monetary award granted to me, if any, reduced by the amount of money that I received in consideration for this Release.

4.

Confirmation of No Claims.  To the fullest extent permitted by law, I represent and affirm that (i) I have not initiated, filed or caused to be initiated or filed on my behalf any claim for relief against the Company and, to the best of my knowledge and belief, no outstanding claims for relief have been initiated, filed or asserted against the Company or any Released Party on my behalf regarding any conduct or activities that I believe would be improper, unethical or illegal under any applicable law; (ii) I have no knowledge of any conduct or activities that I believe would be improper, unethical or illegal under any applicable law, including but not limited to any violation of any state, city and/or municipal statute or ordinance; (iii) that I have no known and unresolved occupational illness or injury; (iv) that I have been paid all wages owed to me up through my Retirement Date (including any commission, bonus, or incentive pay); (v) that I have no unreimbursed business expenses; and (vi) I have not reported any such improper, unethical or illegal conduct or activities to any supervisor, agent or other representative of the Company.  Notwithstanding the foregoing, I represent and warrant that I am aware of no facts, evidence, allegations, claims, liabilities, or demands relating to alleged or potential violations of law that may give rise to a claim or liability on the part of any Released Party under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes–Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other federal, state, local or international law, statute or regulation providing for protection and/or recovery to whistleblowers.  Nothing in this Release interferes with my right to file a complaint, charge or report with any law enforcement agency, with the Securities and Exchange Commission (“SEC”) or other regulatory body, or to participate in any manner in an SEC or other governmental investigation or proceeding under any such law, statute or regulation, nor does it require notification to or prior approval by Company of any such a complaint, charge or report.  I understand and agree, however, that I  waive my right to recover any whistleblower award under Section 21F of the Exchange Act or other individual relief in any administrative or legal action whether brought by the SEC or other law enforcement agency, he, or any other party, unless and to the extent that such waiver is contrary to law.  I agree that Company reserves any and all defenses which it has or might have against any such claims brought by me or on my behalf.

5.

Acknowledgement of Waiver of Claims under ADEA.  I acknowledge that I am waiving and releasing any rights that I may have under the ADEA. I understand that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date I sign this Release and that nothing in this Release prevents or precludes me from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  I acknowledge I have had at least 21 days to consider the terms of this Agreement and Release. If I sign this Release before the end of the 21-day period it will be My personal, voluntary decision to do so, and will be done with full knowledge of My legal rights. Further, I acknowledge that:

A.	I have read this Agreement and Release and related exhibits, if any;
B.	I have been advised that I have the right and opportunity to be represented in the preparation, negotiation, and execution of this Agreement and Release by legal counsel of my own choice;
C.	I understand the terms and consequences of this Agreement and Release and acknowledge that they have been written in a way that I understand;
D.	I am fully aware of the legal and binding effect of this Agreement and the Release; and
E.	I have not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement or the Release.
6.

Protected Activity.   I understand that nothing in this Release shall in any way limit or prohibit me from engaging in any of the following actions: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission,  including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board; and/or (ii) disclosing information pertaining to sexual harassment or any other unlawful or potentially unlawful conduct.  I understand that in connection with any conduct described under prong (i) in this Section, I am permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company.  I further understand that I am not permitted to disclose the Company’s attorney-client privileged communications or attorney work product  except to my attorney. Nothing in this Agreement prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I  have reason to believe is unlawful.    Any language in any prior agreement with the Company that I signed that conflicts with, or is contrary to, this Section is superseded by this Section.

7.

Right to Rescind and/or Revoke.   I have the right to revoke this Release only as it relates to potential claims under the ADEA by written notice to the Company within seven (7) calendar days following my signing this Release, and to rescind this Release only as it relates to potential claims under the MHRA within fifteen (15) calendar days following my signing of this Release (“Rescission Periods”).  Any such rescission or revocation must be in writing and hand-delivered to the Company or, if sent by mail: (i) sent by certified mail return receipt requested; (ii) postmarked within the applicable Rescission Period(s); and (3) properly addressed to:

Kevin Klemz

Executive Vice President,
Chief Legal Officer, and Secretary

Silk Road Medical, Inc.

14755 27th Avenue North

Plymouth, MN 55447

I understand that if I attempt to revoke or rescind my release of any claim, I must immediately return to the Company’s contact designated above the Consideration I have received under my Agreement.

8.

I Understand the Terms of this Release.  I have had the opportunity to read this Release carefully and understand all its terms. I have had an opportunity to review this Release with my own attorney(s).  In agreeing to sign this Release, I have not relied on any statements or explanations made by the Company not contained in the Agreement and Release.

[Remainder of page intentionally left blank; signature page follows]

EXECUTIVE

________________
Erica J. Rogers
Dated: __________________

EXHIBIT B

CONSULTING AGREEMENT

EXHIBIT C

EQUITY AWARDS

							(1)
Grant Date	Type of Equity Award	Option Exercise Price	Number of Vested and Exercisable Shares as of Retirement Date	Number of Unvested Shares as of Retirement Date	Number of Additional Vested Shares at End of Consulting Agreement(1)	Original Option Expiration Date	New Option Expiration Date(1)
12/03/2015	Option	$1.60	107,467	0	0	12/13/2025	12/13/2025
08/04/2016	Option	$1.60	13,654	0	0	08/04/2026	08/04/2026
09/30/2016	Option	$8.27	330	0	0	09/30/2026	09/30/2026
11/30/2017	Option	$12.15	22,222	0	0	11/30/2027	11/02/2026
11/30/2017	Option	$6.11	55,556	0	0	11/30/2027	11/02/2026
11/30/2017	Option	$12.15	295,634	0	0	11/30/2027	11/02/2026
11/30/2017	Option	$12.15	71,032	0	0	11/30/2027	11/02/2026
11/30/2017	Option	$6.11	18,518	0	0	11/30/2027	11/02/2026
04/03/2019	Option	$20.00	302,962	0	0	04/03/2029	11/02/2026
03/27/2020	Option	$30.93	84,287	7,663	7,663	03/27/2030	11/02/2026
03/01/2021	Option	$55.30	30,733	15,367	11,525	03/01/2031	11/02/2026
03/03/2022	Option	$36.01	35,550	49,770	21,330	03/03/3032	11/02/2026
03/03/2022	Option	$36.01	67,791	94,909	40,675	03/03/3032	11/02/2026
11/16/2022	PSU(2)	N/A	0	69,156	0	N/A	N/A
03/02/2023	PSU(2)	N/A	0	40,520	0	N/A	N/A
03/27/2020	RSU(3)	N/A	0	3,344	3,344	N/A	N/A
03/01/2021	RSU(3)	N/A	0	10,850	5,425	N/A	N/A
03/03/2022	RSU(3)	N/A	0	70,178	23,393	N/A	N/A
03/03/2022	RSU(3)	N/A	0	17,250	5,750	N/A	N/A
03/02/2023	RSU(3)	N/A	0	40,976	10,244	N/A	N/A

(1)	Assumes Executive remains a consultant during the entire one-year term of the Consulting Agreement
(2)	All PSUs will terminate and be of no further force and effect as of Retirement Date.
(3)	Number of Additional Vested Shares at End of Consulting Agreement for the RSUs are being accelerated to vest as of the Retirement Date.

C-1